Exhibit 99.1

AGREEMENT AND PLAN OF MERGER
dated as of
June 1, 2015
by and among
Geeknet, Inc.,
GameStop Corp.,
and
Gadget Acquisition, Inc.

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS
Section 1.01 Definitions................................................................................................................2
Section 1.02 Other Definitional and Interpretative Provisions ...................................................12

ARTICLE 2

THE OFFER AND THE MERGER

Section 2.07 Effect of the Merger on Capital Stock of the Company and Acquisition

Section 2.12 Company Stock Options; Company Restricted Shares; Company RSUs;
the ESPP.................................................................................................................20

ARTICLE 3

THE SURVIVING CORPORATION
Section 3.01 Surviving Corporation Matters ..............................................................................22

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

ARTICLE 6

COVENANTS OF THE COMPANY
Section 6.01 Conduct of the Company .......................................................................................41

ARTICLE 7

COVENANTS OF PARENT AND ACQUISITION SUB

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

ARTICLE 9

CONDITIONS TO THE MERGER
Section 9.01 Conditions to Obligations of Each Party ...............................................................55

ARTICLE 10

TERMINATION

ARTICLE 11

MISCELLANEOUS

DISCLOSURE LETTERS
Company Disclosure Letter
Parent Disclosure Letter

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 1, 2015, is by and among Geeknet, Inc., a Delaware corporation (the “Company”), GameStop Corp., a Delaware corporation (“Parent”), and Gadget Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). Parent, Acquisition Sub and the Company are referred to individually as a “Party” and collectively as “Parties.”
W I T N E S S E T H:
WHEREAS, the Company, Hot Topic, Inc., a California corporation (“Hot Topic”), and Gadget Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Hot Topic entered into an Agreement and Plan of Merger, dated as of May 25, 2015 (the “Hot Topic Agreement”);
WHEREAS, immediately prior to execution of this Agreement, the Company terminated the Hot Topic Agreement in accordance with its terms;
WHEREAS, the Board of Directors of the Company (the “Company Board”), Parent and Acquisition Sub have approved this Agreement, determined that the terms of this Agreement are in the best interests of the Company, Parent and Acquisition Sub, as applicable, and their respective stockholders or shareholders, as applicable, and declared the advisability of this Agreement;
WHEREAS, the Company Board has recommended that the stockholders of the Company accept the Offer (as defined below) and tender their shares of common stock, par value $0.001 per share (the “Company Stock”) into the Offer;
WHEREAS, Acquisition Sub has agreed to commence, and Parent has agreed to cause Acquisition Sub to commence, the Offer to purchase any (subject to the Minimum Condition (as defined below)) and all Company Stock at a price per share of Company Stock of the Offer Price (as defined below), payable net to the seller in cash, without interest;
WHEREAS, following the consummation of the Offer, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Acquisition Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”) and each share of Company Stock outstanding that is not tendered and accepted pursuant to the Offer, other than shares of Company Stock owned, directly or indirectly, by Parent, the Company or Acquisition Sub, will be converted into the right to receive cash in an amount equal to the Offer Price (with the Merger being governed by Section 251(h) of the Delaware General Corporation Law (the “DGCL”));
WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company have simultaneously herewith entered into a Tender and Support Agreement (each, a “Tender and Support Agreement” and, collectively, the “Tender and Support Agreements”) pursuant to which such stockholders have agreed to tender all shares of Company Stock beneficially owned by such stockholders into the Offer;
WHEREAS, pursuant to this Agreement, Parent has agreed to reimburse the Company for the “Company Termination Fee” (as defined in the Hot Topic Agreement, the “Hot Topic Termination Fee”); and
WHEREAS, Parent, the Company and Acquisition Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties hereto agree as follows:
ARTICLE 1

DEFINITIONS
Section 1.01    Definitions. (a) As used herein, the following terms have the following meanings:
“1933 Act” means the U.S. Securities Act of 1933, as amended.
“1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of 50% or more of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).
“Business Day” means any day that is not a Saturday, a Sunday or other day that (i) is a statutory holiday under the federal Laws of the United States or (ii) is otherwise a day on which banks in New York, New York are authorized or obligated by Law or executive order to close.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Acquisition Proposal” means any proposal, indication of interest or offer from any Person (other than Parent and its Subsidiaries or Affiliates) relating to (i) any direct or indirect acquisition or purchase of the business or assets (including equity interests in Subsidiaries) of the Company or any of its Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company, (ii) any issuance, sale or other disposition, directly or indirectly, to any Person of securities representing 20% or more of the total voting power of the Company, (iii) any tender offer or exchange offer that if consummated would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of the Company, (iv) any merger, consolidation, amalgamation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of its Subsidiaries that would result in any Person, directly or indirectly, beneficially owning 20% or more of any class of equity securities of the Company or (v) any combination of the foregoing.
“Company Adverse Recommendation Change” means any of the following actions by the Company Board: (i) withholding or withdrawing (or modifying in a manner adverse to Parent) or proposing publicly to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation, (ii) failing to include the Company Board Recommendation in the Schedule 14D-9, in each case, subject to the terms and conditions of this Agreement, (iii) approving, recommending, or otherwise declaring to be advisable or publicly proposing to approve, recommend or determine to be advisable any Company Acquisition Proposal, or (iv) following the making of any public Company Acquisition Proposal or the commencement of any tender offer or exchange offer that constitutes an Company Acquisition Proposal, failing to reject or recommend against any such Company

Acquisition Proposal, tender offer or exchange offer within ten (10) Business Days after Parent requests a reaffirmation of the Company Board Recommendation.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2015 and the footnotes thereto as set forth in the Company 10-Q.
“Company Balance Sheet Date” means March 31, 2015.
“Company Credit Facilities” means that certain Secured Credit Agreement, dated as of December 12, 2011, as amended to date, by and among the Company, the other parties party thereto, and Wells Fargo Bank, N.A., in its capacity as agent thereunder.
“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Acquisition Sub in connection with, and upon the execution of, this Agreement.
“Company Material Adverse Effect” means any effect, change, development, occurrence or event that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, development, occurrence or event resulting from or arising out of (A) changes in the financial, securities or credit markets or general economic, regulatory or political conditions in the United States or any foreign jurisdiction, except to the extent any such effect, change, development or occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (B) changes or conditions generally affecting the industries, markets or geographical areas in which the Company operates except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (C) geopolitical conditions, the outbreak or escalation of hostilities, civil disobedience, acts of war, sabotage or terrorism or any escalation or worsening of the foregoing or any natural disasters (including hurricanes, tornadoes, floods or earthquakes) or pandemic except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (D) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or predictions in respect of financial or operating performance for any period (it being understood that this clause (D) shall not prevent a Party from asserting that any effect, change, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (E) changes or proposed changes in Law or authoritative interpretation thereof, except to the extent any such effect, change, development, occurrence or event has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company operates, (F) changes in GAAP or authoritative interpretation thereof, (G) the taking of any specific action required or permitted by, or the failure to take any specific action prohibited by this Agreement, (H) any change in the market price or trading volume of the Company’s securities or in its credit ratings (it being understood that this clause (H) shall not prevent a Party from asserting that any effect, change, development, occurrence or event that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (I) the negotiation, execution, delivery, announcement, pendency or performance of this Agreement or the transactions contemplated hereby or the public announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners and including any litigation arising in connection with or relating to this Agreement or the transactions contemplated hereby, and (J) any action taken by Parent or its Affiliates (including any disclosure regarding its plans with respect to the conduct of the Company’s business following the Closing).
“Company Stock Plan” means the 2007 Equity Incentive Plan, as amended.
“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014.
“Company 10-Q” means the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2015.
“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means the Confidentiality Agreement, dated December 18, 2014, by and between the Company and Parent.
“Contract” means any agreement, arrangement, contract, understanding, instrument, note, bond, mortgage, indenture, deed of trust, lease, license or other commitment, whether written or oral.
“Disclosure Letter” means, as the context requires, the Company Disclosure Letter and/or the Parent Disclosure Letter.
“Environmental Claim” means any claim, action, suit, proceeding, Order, demand or notice (written or oral) alleging potential or actual liability (including liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (iii) any other matters covered or regulated by, or for which liability is imposed under, Environmental Laws.
“Environmental Law” means any Law or Order relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any Law or Order relating to: (i) the exposure to, or Releases or threatened Releases of, Hazardous Substances; (ii) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Substances; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.
“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means each entity that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.
“Governmental Authority“ means any (i) nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency, merger control authority, (ii) any federal, state, local or foreign court, tribunal or arbitrator, (iii) any national securities exchange, or (iv) other governmental entity or quasi-governmental entity created or empowered under a statute (or rule, regulation or ordinance promulgated thereunder) or at the direction of any governmental authority, including those set forth in clauses (i), (ii) or (iii) of this definition, and that is empowered thereunder or thereby to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Governmental Authorization” means any license, approvals, clearances, permits, certificates, waivers, amendments, consents, exemptions, variances, expirations and terminations of any waiting period requirements, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Government Authority.
“Hazardous Substance” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety; or (ii) can form the basis of any liability under any Law or Order relating to pollution, waste, the environment, or the protection of human health and safety.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents, trademarks, service marks, trade names, domain names, copyrights, designs and trade secrets, (ii) applications for and registrations of patents, trademarks, service marks, trade dress, trade names, domain names, copyrights and designs, (iii) processes, formulae, methods, schematics, technology, know-how, data, computer software programs and applications, and (iv) trade secrets and other tangible or intangible proprietary or confidential information and materials.
“knowledge” means (i) with respect to the Company, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge of each of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.
“Laws” means any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority, including Healthcare Laws.
“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or limitation on transfer (other than such a limitation arising under federal or state securities Laws) in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).
“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent Balance Sheet” means the consolidated balance sheet of Parent as of January 31, 2015 and the footnotes thereto as set forth in the Parent 10-K.
“Parent Balance Sheet Date” means January 31, 2015.
“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company in connection with, and upon the execution of, this Agreement.
“Parent Material Adverse Effect” means any effect, change, development, occurrence or event that would prevent or materially delay, interfere with, impair or hinder the consummation by Parent or Acquisition Sub of the Offer, the Merger and the other transactions contemplated by this Agreement in accordance with the terms of this Agreement.
“Parent 10-K” means the Parent’s annual report on Form 10-K for the fiscal year ended January 31, 2015.
“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings or for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising in the ordinary course of business with respect to amounts not yet overdue or the validity of which is being contested in good faith by appropriate proceedings or that are otherwise not material, (iii) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) with respect to any Real Property Lease, Liens that do not materially impair the value or use of such Real Property Lease or are being contested in the ordinary course of business in good faith, (v) Liens imposed or promulgated by operation of applicable Law with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority and (vi) with respect to the Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted or that are being contested in the ordinary course of business in good faith.
“Person” means an individual, corporation, partnership, limited liability company, association, company, joint venture, estate, trust, association other entity or organization of any kind or nature, including a Governmental Authority, or group (within the meaning of Section 13(d)(3) of the 1934 Act).

“Proceeding” means any suit, action, claim, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the Securities and Exchange Commission.
“Severance Period” means the period commencing on the employee’s date of termination with the Company or its Subsidiaries and ending on the later of (i) the date that is one hundred eighty (180) days immediately following the Closing Date or (ii) the last day of the otherwise applicable severance period under the Company’s severance practice as in effect on the date of this Agreement and as described on Section 4.17(a) of the Company Disclosure Letter.
“Subsidiary” means, with respect to any Person, another Person (other than a natural Person), of which such first Person (i) owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect or appoint a majority of the board of directors or other governing body or (b) if there are no such voting interests, 50% or more of the equity interests therein or (ii) has the right to appoint 50% or more of the directors or managers.
“Superior Proposal” means a bona fide written Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) (with all references to “20% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more”) which the Company Board has, after consultation with the Company’s outside financial advisors and outside legal counsel, determined in its good faith judgment would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the transactions contemplated by this Agreement after taking into account the likelihood and timing of consummation (as compared to the transactions contemplated hereby) and such other matters that the Company Board deems relevant, including legal, financial (including the financing terms of any such Company Acquisition Proposal), regulatory and other aspects of such Company Acquisition Proposal.
“Tax“ means any tax or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority“) responsible for the imposition of any such tax (domestic or foreign).
“Tax Return“ means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
“Tax Sharing Agreements“ means all existing agreements binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).
“Third Party” means any Person other than Parent, the Company or any of their respective Affiliates.
“Treasury Regulations” means the regulations promulgated under the Code.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by the breaching Party with the knowledge that the taking of such act or the failure to take such act would, or would reasonably be expected to, cause a material breach of this Agreement.
(b)     Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	Section 1.01(a)
1934 Act	Section 1.01(a)
Acceptable Confidentiality Agreement	Section 8.02(a)
Acceptance Time	Section 2.02(c)
Acquisition Sub	Preamble
Action	Section 7.04(a)
Affiliate	Section 1.01(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 8.02(a)
Appraisal Shares	Section 2.09
Book-Entry Shares	Section 2.07(c)
Business Day	Section 1.01(a)
Certificate	Section 2.07(c)
Certificate of Merger	Section 2.05
Closing	Section 2.04
Closing Date	Section 1.01(a)
COBRA	Section 4.17(c)
Code	Section 1.01(a)
Company	Preamble
Company 10-K	Section 1.01(a)
Company Acquisition Proposal	Section 1.01(a)
Company Adverse Recommendation Change	Section 1.01(a)
Company Balance Sheet	Section 1.01(a)
Company Balance Sheet Date	Section 1.01(a)
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company Credit Facilities	Section 1.01(a)
Company Disclosure Letter	Section 1.01(a)
Company Indemnified Party	Section 7.04(a)
Company Material Adverse Effect	Section 1.01(a)

Company Material Contract	Section 4.19(a)
Company Plan	Section 4.17(a)
Company Real Property	Section 4.14(a)
Company Restricted Share	Section 2.12(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Severance Plan	Section 7.05(a)
Company Stock	Recitals
Company Stock Option	Section 2.10
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 10.03(a)
Competition Laws	Section 1.01(a)
Confidentiality Agreement	Section 1.01(a)
Continuing Directors	Section 11.02
Continuing Employee	Section 7.05(a)
Contract	Section 1.01(a)
D&O Insurance	Section 7.04(c)
DGCL	Recitals
Disclosure Letter	Section 1.01(a)
Divestiture Action	Section 8.01(e)
Divestiture Agreement	Section 8.01(e)
Effective Time	Section 2.05
End Date	Section 10.01(b)(i)
Environmental Claim	Section 1.01(a)
Environmental Law	Section 1.01(a)
Environmental Permits	Section 1.01(a)
ERISA	Section 1.01(a)
ERISA Affiliate	Section 1.01(a)
ESPP	Section 2.12(d)
Expiration Date	Section 1.01(c)
GAAP	Section 1.01(a)
Governmental Authority	Section 1.01(a)
Governmental Authorization	Section 1.01(a)
Hazardous Substance	Section 1.01(a)
Hot Topic	Recitals, Recitals
Hot Topic Termination Fee	Recitals
HSR Act	Section 1.01(a)
Initial Expiration Date	Section 1.01(c)
Intellectual Property Rights	Section 1.01(a)
internal controls	Section 4.07(f)
knowledge	Section 1.01(a)
Laws	Section 1.01(a)
Legal Restraints	Section 9.01(b)
Licensed Intellectual Property Rights	Section 1.01(a)
Lien	Section 1.01(a)
Merger	Recitals

Merger Consideration	Section 2.07(b)
Merger Fund	Section 2.10(a)
Minimum Condition	Section 2.01(a)
Multiemployer Plan	Section 4.17(b)
Offer	Section 2.01(a)
Offer Closing	Section 2.05
Offer Conditions	Section 2.01(a)
Offer Documents	Section 1.01(f)
Offer Price	Section 2.01(a)
Offer to Purchase	Section 1.01(b)
Order	Section 1.01(a)
Owned Intellectual Property Rights	Section 1.01(a)
Owned Real Property	Section 4.14(a)
Parent	Preamble
Parent Balance Sheet	Section 1.01(a)
Parent Balance Sheet Date	Section 1.01(a)
Parent Disclosure Letter	Section 1.01(a)
Parent Material Adverse Effect	Section 1.01(a)
Parent Plans	Section 7.05(b)
Parent SEC Documents	Section 5.06(a)
Parties	Preamble
Party	Preamble
Paying Agent	Section 2.10(a)
Permitted Liens	Section 1.01(a)
Person	Section 1.01(a)
Premium Cap	Section 7.04(c)
Proceeding	Section 1.01(a)
Public Statement	Section 8.03
Real Property Lease	Section 4.14(a)
Release	Section 1.01(a)
Representatives	Section 8.05(a)
Sarbanes-Oxley Act	Section 1.01(a)
Schedule 14D-9	Section 2.02(a)
Schedule TO	Section 1.01(f)
SEC	Section 1.01(a)
Section 262	Section 2.09
Specified Company SEC Documents	Article 4
Specified Parent SEC Documents	Article 5
Stockholder List Date	Section 2.02(b)
Subsidiary	Section 1.01(a)
Superior Proposal	Section 1.01(a)
Surviving Corporation	Section 2.03
Tax	Section 1.01(a)
Tax Return	Section 1.01(a)
Tax Sharing Agreements	Section 1.01(a)
Taxing Authority	Section 1.01(a)

Tender and Support Agreement	Recitals
Tender and Support Agreements	Recitals
Termination Condition	Section 2.01(a)
Third Party	Section 1.01(a)
Transaction Litigation	Section 8.09
Treasury Regulations	Section 1.01(a)
Willful Breach	Section 1.01(a)

Section 1.02    Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Offer and the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified. The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
ARTICLE 2

THE OFFER AND THE MERGER
Section 2.01    The Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article 10, as promptly as practicable after the date hereof (and in any event on or before June 19, 2015), Acquisition Sub shall commence, within the meaning of Rule 14d-2 under the 1934 Act, a tender offer (the “Offer”) to purchase any (subject to the Minimum Condition) and all of the outstanding shares of Company Stock at a price per share equal to $20.00 net to seller in cash, without interest (the “Offer Price”), subject to any deduction or withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement. The consummation of the Offer, and the obligation of Acquisition Sub to accept for payment and pay for any shares of Company Stock validly tendered and not withdrawn pursuant to the Offer, shall be subject only to: (i) there being validly tendered in the Offer and not properly withdrawn prior to the Expiration Date that number of shares of Company Stock (excluding shares of Company Stock tendered pursuant to guaranteed delivery procedures but not yet delivered) that, together with the number of shares of Company Stock (if any) then owned by Parent or Acquisition Sub, represents a majority of the shares of Company Stock then outstanding (collectively, the “Minimum Condition”), (ii) this Agreement not having been terminated in accordance with its terms (the “Termination Condition”) and (iii) the satisfaction, or waiver by Parent or Acquisition Sub, of the other conditions and requirements set forth in Annex I (together with the Minimum Condition and the Termination Condition, the “Offer Conditions”).
(b)The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with this Agreement, including the Offer Conditions. Unless previously approved by the Company in writing, Parent and Acquisition Sub shall not: (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) change the number of shares of Common Stock to be purchased in the Offer, (iv) amend or waive the Minimum Condition, the Termination Condition or conditions (i) or (ii) set forth in Annex I, (v) add any condition to the Offer or any term that is adverse to the holders of Company Stock, (vi) provide for a “subsequent offering period” (or any extension thereof) in accordance with Rule 14d‑11 under the 1934 Act or (vii) modify, supplement or amend any other term or condition of the Offer in a manner adverse to the holders of Company Stock.
(c)Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 11:59 p.m. (New York City time) on the date that is 20 Business Days following the commencement of the Offer, as calculated in accordance with Rule 14d-1(g)(3) of the 1934 Act (such time and date, the “Initial Expiration Date”), or if the Initial Expiration Date has been extended in accordance with this Agreement, on the date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).
(d)If, (i) as of any then-scheduled Expiration Date, any Offer Condition has not been satisfied or, to the extent waivable by Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, then Acquisition Sub shall extend the Offer for successive periods of up to 20 Business Days each, or (ii) prior to any then-scheduled Expiration Date, any Offer Condition has not been satisfied, or to the extent waivable by Parent or Acquisition Sub pursuant to this Agreement, waived by Parent or Acquisition Sub, Acquisition Sub may extend the Offer for up to 20 Business Days, in the case of each of clauses (i) and (ii), the length of each such period to be determined by Parent in its sole discretion; provided, however, that subject to Section 10.01(b)(i), Acquisition Sub shall not (A) be required to extend the Offer beyond the End Date or (B) extend the Offer beyond the End Date without the Company’s consent. In addition, Acquisition Sub shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the SEC or its staff or the NASDAQ Global Market; provided, however, that subject to Section 10.01(b)(i), Acquisition Sub shall not (x) be required to extend the Offer beyond the End Date or (y) extend the Offer beyond the End Date without the Company’s consent.
(e)Acquisition Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article 10. If this Agreement is terminated pursuant to Article 10, Acquisition Sub shall promptly terminate the Offer and shall not acquire the shares of Company Stock pursuant thereto. If the Offer is terminated by Acquisition Sub, or this Agreement is terminated prior to the Acceptance Time, Acquisition Sub shall promptly return, and shall cause any depositary acting on behalf of Acquisition Sub to return, in accordance with applicable Law, all tendered shares of Company Stock that have not then been purchased in the Offer to the registered holders thereof.

(f)As soon as practicable on the date of the commencement of the Offer, Parent and Acquisition Sub shall file with the SEC, in accordance with Rule 14d-3 under the 1934 Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”). The Schedule TO shall include as exhibits (without limitation) the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and a form of notice of guaranteed delivery (the Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any amendments and supplements thereto, being referred to herein as the “Offer Documents”). The Company shall furnish all information concerning the Company and its Affiliates to Parent, and provide such other assistance, as may be reasonably requested by Parent to be included therein. Parent and Acquisition Sub shall promptly cause the Offer Documents to be disseminated to holders of Company Stock, as and to the extent required by all applicable Laws, including the 1934 Act. If, prior to the Acceptance Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information included by Parent in the Offer Documents (other than information supplied the Company for inclusion therein), on the one hand, or any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Offer Documents, on the other hand, upon becoming aware of such information Parent or the Company, as applicable, shall promptly notify the other of such event and shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Offer Documents and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Offer Documents and shall provide the Company with copies of all correspondence between Parent and its Representatives, on the one hand, and the SEC, on the other hand. Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Offer Documents. Notwithstanding the foregoing, prior to filing or mailing the Offer Documents (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall (i) provide the Company with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) consider in good faith all comments reasonably proposed by the Company and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of the Company, which approval shall not be unreasonably withheld, delayed or conditioned. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the 1934 Act or any applicable foreign or state securities laws and the rules and regulations thereunder in connection with the Offer and the Merger.

Section 2.02    Company Actions. (a) The Company shall file on the date of the commencement of the Offer with the SEC, in a manner that complies with Rule 14d‑9 under the 1934 Act, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D‑9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D‑9”) that shall contain the Company Board Recommendation and the notice and other information required by Section 262(d)(2) of the DGCL; provided, however, that such document shall not be required to include the Company Board Recommendation if the Company Board shall have made a Company Adverse Recommendation Change in accordance with Section 8.03(b). Parent shall furnish all information concerning Parent and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company to be included therein. The Company shall promptly cause the Schedule 14D‑9 to be disseminated to holders of shares of Company Stock, as and to the extent required by all applicable laws, including the 1934 Act, including by setting the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL. If, prior to the Acceptance Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information included by the Company in the Schedule 14D-9 (other than information supplied by Parent for inclusion therein), on the one hand, or any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Schedule 14D-9, on the other hand, upon becoming aware of such information the Company or Parent, as applicable, shall promptly notify the other such event and shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Schedule 14D-9 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Schedule 14D-9 and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Schedule 14D-9. Notwithstanding the foregoing, prior to filing or mailing the Schedule 14D-9 (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (i) provide Parent with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) consider in good faith all comments reasonably proposed by Parent and (iii) not file or mail such document or respond to the SEC prior to receiving the approval of Parent, which approval shall not be unreasonably withheld, delayed or conditioned. The Company shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the 1934 Act or any applicable foreign or state securities laws and the rules and regulations thereunder in connection with the Offer and the Merger.
(b)From time to time as requested by Acquisition Sub or its agents, the Company shall furnish or cause to be furnished to Acquisition Sub mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files available to it containing the names and addresses of the record or beneficial owners of Company Stock as of the most recent practicable date, and shall promptly furnish Acquisition Sub with such information (including, but not limited to, updated lists of holders of Company Stock and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as Acquisition Sub or its agents may reasonably request in communicating with the record and beneficial holders of Company Stock, in connection with the preparation and dissemination of the Offer Documents and the solicitation of tenders of shares of Company Stock in the Offer (the date of the list used to determine the Persons to whom the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). Parent and Acquisition Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with such transactions and, if this Agreement is terminated, shall, upon request, deliver, and cause their agents to deliver, to the Company all copies of such information then in their possession.
(c)The Company shall register the transfer of shares of Company Stock accepted for payment effective immediately after the time at which Acquisition Sub accepts for payment shares of Company Stock tendered and not properly withdrawn pursuant to the Offer (the “Acceptance Time”); provided that Acquisition Sub pays for such shares of Common Stock at or immediately after such transfer.
Section 2.03    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined below), Acquisition Sub shall be merged with and into the Company, whereupon the separate existence of Acquisition Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation“). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent.

Section 2.04    Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing“) shall take place in New York City at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 on the date on which the Acceptance Time occurs, unless another date, time or place is agreed to in writing by Parent and the Company.
Section 2.05    Effective Time. Subject to the provisions of this Agreement, immediately following the consummation of the Offer (the “Offer Closing”), the parties shall take all necessary and appropriate actions to cause the Merger to become effective immediately following the Offering Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL, including filing with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”). Without limiting the foregoing, the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be effected at the Closing.
Section 2.06    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub and be subject to all of the obligations, liabilities and duties of the Company and Acquisition Sub, all as provided under the DGCL.
Section 2.07    Effect of the Merger on Capital Stock of the Company and Acquisition Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any securities of the Company or Acquisition Sub:
(a)All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Acquisition Sub immediately prior to the Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(b)Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.07(a), and (ii) subject to the provisions of Section 2.09 Appraisal Shares) shall at the Effective Time be converted into the right to receive the Offer Price (the “Merger Consideration”) less any withholding in accordance with Section 2.10(b)(i).
(c)As of the Effective Time, all shares of Company Stock converted into the Merger Consideration pursuant to this Section 2.07 shall automatically be cancelled and shall cease to exist, and each holder of (1) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (2) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.09) the Merger Consideration.
(d)Each share of capital stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
Section 2.08    Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (i) the Effective Time or (ii) any termination of this Agreement in accordance with Article 10, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Offer Price and Merger Consideration shall be appropriately adjusted to provide the holders of Company Stock (including Company Stock Options exercisable for Company Stock) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.08 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
Section 2.09    Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the Merger Consideration as provided in Section 2.07, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.07. The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
Section 2.10    Payment of Merger Consideration. (a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), and shall deposit with the Paying Agent for the benefit of the holders of shares of Company Stock cash in an aggregate amount necessary to pay the Merger Consideration (such cash provided to the Paying Agent, hereinafter referred to as the “Merger Fund”). The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.07 out of the Merger Fund. Except as provided in Section 2.10(g), the Merger Fund shall not be used for any other purpose.
(b)Payment Procedures
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(i)Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the third Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 2.07, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, the aggregate Merger Consideration in respect thereof, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
(ii)Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article 2. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the Merger Consideration pursuant to Section 2.07 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver the Merger Consideration as promptly as practicable after the Effective Time. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.
(c)The Merger Consideration paid in accordance with the terms of this Article 2 upon the surrender of the Certificates (or, immediately, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.
(d)Any portion of the Merger Fund that remains undistributed to the former holders of Company Stock for one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration.
(e)None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.
(f)In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate.
(g)The Paying Agent shall invest the Merger Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article 2. If for any reason (including losses) the cash in the Merger Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Merger Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.
(h)Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Company Stock, Company Stock Options, Company Restricted Shares and Company RSUs pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. Any amount deducted or withheld pursuant to this Section 2.10(h) and paid over to the relevant Taxing Authority shall be treated as having been paid to the holder of Company Stock, Company Stock Options, Company Restricted Shares and Company RSUs, as applicable, in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.
Section 2.11    Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquisition Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
Section 2.12    Company Stock Options; Company Restricted Shares; Company RSUs; the ESPP. (a) Company Stock Options. At the Effective Time, each outstanding option to purchase shares of Common Stock under the Company Stock Plan (a “Company Stock Option”) whether vested or unvested immediately prior to the Effective Time, shall, automatically and without any required action on the part of the holder thereof, be cancelled and terminated. Without limiting the foregoing: each Company Stock Option with a per share exercise price that is less than the Merger Consideration shall be converted into only the right to receive an amount in cash equal to the product of (i) the positive difference, if any, of the Merger Consideration minus the exercise price per share of such Company Stock Option, multiplied by (ii) the number of shares of Common Stock issuable upon the exercise of such Company Stock Option as of immediately prior to the Effective Time, which amount shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) Business Days after the Effective Time; and (b) each Company Stock Option with an exercise price per share that is equal to or greater than the Merger Consideration shall be cancelled and terminated without any cash or other payment being made in respect thereof.
(b)Company Restricted Shares. At the Effective Time, each share of Company Stock subject to vesting, repurchase or other restrictions pursuant to the Company Stock Plan (a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of restrictions and any repurchase rights shall lapse, and the holder thereof shall be entitled to receive only the Merger Consideration with respect to each such Company Restricted Share in accordance with Section 2.05(b).
(c)Company Restricted Stock Units. At the Effective Time, each compensatory stock unit with respect to a share of Company Stock subject to vesting, repurchase or other restrictions pursuant to the Company Stock Plan including any deferred compensatory stock unit (a “Company RSU”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of restrictions and any repurchase rights shall lapse, and the holder of any Company RSU (whether vested prior to the Effective Time or as a result thereof) shall be entitled to receive only an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the number of shares of Company Stock subject to such Company RSU as of immediately prior to the Effective Time, which amounts shall be payable as soon as reasonably practicable following the Effective Time and in no event later than five (5) Business Days after the Effective Time.
(d)Employee Stock Purchase Plan. The Company Board (or the applicable committee thereof) shall take such actions as may be necessary under the Company’s 2012 Employee Stock Purchase Plan (the “ESPP”) to cause the following to occur: (i) cause the Offering Period (as defined in the ESPP) in progress immediately prior to the Effective Time to end in accordance with Section 19c of the ESPP and all options outstanding as of the end of such Offering Period to be exercised in accordance with the terms of the ESPP; and (ii) terminate the ESPP no later than the Business Day immediately preceding the Closing Date.
(e)Company Actions. Prior to the Effective Time, the Company and the Company Board (or applicable committee thereof) shall adopt resolutions to (i) terminate the Company Stock Plan on the Closing Date, (ii) give effect to the treatment of the Company’s equity compensation awards as contemplated by this Section 2.12, and (iii) satisfy all applicable requirements of Rule 16b-3(e) promulgated under the 1934 Act.
ARTICLE 3

THE SURVIVING CORPORATION
Section 3.01    Surviving Corporation Matters. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, but as amended as set forth on Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.
(b)At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the by-laws of Acquisition Sub as in effect immediately prior to the Effective Time, except the references to Acquisition Sub’s name shall be replaced by references to “Geeknet, Inc.” until further amended in accordance with the provisions thereof and applicable Law.
(c)From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal: (i) the directors of Acquisition Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Acquisition Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the Company SEC Documents publicly filed or furnished by the Company with the SEC between December 31, 2012 and the date of this Agreement (the “Specified Company SEC Documents”); provided, that (i) any information contained in any part of any Specified Company SEC Document shall only be deemed to be an exception to, or, as applicable, disclosure for the purposes of the Company’s representations and warranties set forth in this Agreement if the relevance of such item as an exception to, or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent and (ii) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer to the extent they are predictive or forward looking in nature that are included in any part of any Specified Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement or (b) except as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Acquisition Sub as follows:
Section 4.01    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.
Section 4.02    Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate power and authority and, assuming the accuracy of Section 5.14, have been duly authorized by all necessary corporate action on the part of the Company. No vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the transactions contemplated hereby. This Agreement, assuming due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b)At a meeting duly called and held, as of the date of this Agreement, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that the Company’s stockholders accept the Offer and tender their Company Stock to Acquisition Sub in the Offer (such recommendation, the “Company Board Recommendation”).
Section 4.03    Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of the NASDAQ Global Market and (v) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.
Section 4.04    Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company do not and will not (i) assuming the authorizations, consents and approvals referred to in Section 4.03, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, contravene, conflict with or result in a violation or breach of any provision of any Law or Order, (iii) assuming the authorizations, consents and approvals referred to in Section 4.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.05    Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Company Stock and 1,000,000 shares of preferred stock, par value $0.001 per share, of the Company. As of the May 25, 2015, there were 6,730,050 shares of Company Stock issued and outstanding (including 288,660 shares of Company Stock held in treasury by the Company and no Company Restricted Shares described in the immediately following sentence). As of May 25, 2015, (i) there were outstanding (A) Company Stock Options to purchase an aggregate of 210,231 shares of Company Stock, (B) no Company Restricted Shares, (C) Company RSUs with respect to an aggregate of 195,868 shares of Company Stock, (D) no shares of preferred stock of the Company and (E) no shares of other series of common stock of the Company and (ii) 31,320 shares of Company Stock were available for issuance of future awards under the Company Stock Plans and 95,765 shares of Company Stock were available for issuance of future options under the ESPP.
(b)Except as set forth in Section 4.05(a), there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).
(c)There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Other than the Tender and Support Agreements, neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.
Section 4.06    Subsidiaries. (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable or recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary

of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect..
(b)All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests), in each case other than (x) statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (y) transfer and other restrictions under applicable federal and state securities Laws and (z) in the case of Subsidiaries that are immaterial to the Company and its Subsidiaries, taken as a whole, immaterial Liens. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.
Section 4.07    SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).
(b)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d)Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, and as of the date of such supplement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.
(e)The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
(f)The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.
Section 4.08    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) (a) fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act), (b) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (c) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act).
Section 4.09    Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Offer Documents or Schedule 14D-9 will, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 4.09, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Offer Documents or Schedule 14D-9 which were not supplied by or on behalf of the Company.
Section 4.10    Absence of Certain Changes. (a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(e), 6.01(f), 6.01(g) or 6.01(l) if taken or proposed to be taken on or after the date hereof.
(b)Since the date of this Agreement, there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a balance sheet or in the footnotes thereto, other than:
(a)liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the footnotes thereto;
(b)liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date or in the footnotes thereto;
(c)liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and
(d)liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12    Compliance with Laws and Court Orders; Governmental Authorizations. (a) Except for matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is and since December 31, 2012 has been in compliance with, and to the knowledge of the Company, is not under investigation by a Governmental Authority with respect to, any Law or Order. This section does not relate to Intellectual Property Rights matters, Tax matters, employee benefits matters or environmental matters, each of which are the subjects of Sections 4.15, 4.16, 4.17 and 4.18, respectively.
(b)Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses as presently conducted, and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company is and since December 31, 2012, has been in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of its businesses and (ii) since December 31, 2012, the Company has not received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.
Section 4.13    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Proceeding pending against, or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is party to or subject to the provisions of any Order applicable to the Company or any of its Subsidiaries.
Section 4.14    Properties. (a) The Company or one of its Subsidiaries owns good and marketable fee simple title or valid leasehold title (as applicable) to the material real properties owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”) and the material leases, subleases, licenses or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property (the “Real Property Lease”, together with the Owned Real Property, the “Company Real Property”) and all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, in each case, free and clear of all Liens, except (i) for Permitted Liens, (ii) for the property and assets that have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) in respects that would not reasonably be expected to have, individually or in the aggregate a Company Material Adverse Effect.
(b)Each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies any real property is valid, binding and in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed in all material respects its obligations required to be performed by it, as and when required, under each Real Property Lease, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Real Property Lease, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Real Property Lease. True and complete copies of the Real Property Leases and any material amendments thereto have been made available to Parent prior to the date of this Agreement.
Section 4.15    Intellectual Property. (a)Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or material and used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. Section 4.15 of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Intellectual Property Rights and Licensed Intellectual Property Rights, indicating for each the name of the owner thereof.
(b)Neither the Company nor any of its Subsidiaries has infringed or otherwise violated any Intellectual Property Right of any Person except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There is no Proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or that the conduct of the business of the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person, except for matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)None of the material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all issued or registered material Owned Intellectual Property Rights are valid and enforceable in all respects, except where the failure to be valid or enforceable has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any material Owned Intellectual Property Right, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.16    Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)(i) Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries has been filed when due (taking into account extensions) and is true and complete in all material respects;
(ii)the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes due and payable, whether or not shown as such on all Tax Returns that have been so filed;
(iii)the Company and each of its Subsidiaries has complied with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over, except, in each case of clauses (i) through (iii), with respect to matters contested in good faith or for which adequate accruals or reserves have been established, in accordance with GAAP, on the Company Balance Sheet;
(iv)there is no Proceeding pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and
(v)there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.
(b)During the two-year period ending on the date of this Agreement, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(c)(i) neither the Company nor any of its Subsidiaries is, or was, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries or among the Company’s Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries).
(d)Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).
(e)During the past three years, no jurisdiction in which neither the Company nor any of its Subsidiaries files income or franchise Tax Returns has asserted that the Company or any of its Subsidiaries is or may be liable for income or franchise Tax in that jurisdiction.
Section 4.17    Employees and Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Letter contains a correct and complete list identifying each Company Plan. For purposes of this Agreement, “Company Plan” means each material “employee benefit plan,” as defined in Section 3(3) of ERISA, employment agreement, severance agreement or plan, and other plan, program, fund, or agreement, whether written or unwritten, providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiaries and covers any current or former employee, officer or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than a Multiemployer Plan (as defined below). The Company has made available to Parent: (A) copies of each material Company Plan, all material amendments thereto and all related trust documents, (B) the most recent annual report (Form 5500) required under ERISA or the Code in connection with each material Company Plan or related trust, (C) the most recent summary plan description, if any, required under ERISA with respect to each material U.S. Company Plan, and (D) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.

(b)No Company Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six years, is subject to Title IV of ERISA. Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six years maintained, contributed to, or sponsored) a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).
(c)With respect to each of the Company Plans, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Plan intended to qualify under Section 401(a) of the Code has received a determination or opinion letter from the IRS upon which it may rely regarding its qualified status under the Code and, to the Company’s knowledge, no event has occurred that could reasonably be expected to cause the loss of such qualification, (ii) all payments required to be paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Plan or by applicable Law (including, without limitation, all contributions and insurance premiums) with respect to all prior periods have been made or provided for by the Company or its Subsidiaries in accordance with the provisions of such Company Plan or applicable Law, (iii) no proceeding has been threatened, instituted or, to the knowledge of the Company, is anticipated against any of the Company Plans (other than routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof who the Company has an obligation to indemnify, or any of the assets of any trust of any of the Company Plans, (iv) each Company Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and applicable Law, including, without limitation, ERISA and the Code, (v) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to the Company Plans, (vi) no Company Plan is under, and neither the Company nor its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service, U.S. Department of Labor, Pension Benefit Guaranty Corporation, or any other Governmental Authority, and (vii) no Company Plan provides any post-retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA (“COBRA”), or as Company paid COBRA coverage as agreed by the Company or as required under any other applicable state or local Law.
(d)The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, officer or director of the Company or its Subsidiaries (whether current, former or retired) or their beneficiaries to severance pay, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Company Plan, (iii) increase the amount payable or trigger any other financial obligation pursuant to any Company Plan, or (iv) result in any material amounts payable to any “disqualified individual” failing to be deductible for federal income tax purposes by virtue of Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee or director of the Company or any of its Subsidiaries for any Tax incurred by such individual under Section 409A or 4999 of the Code.
(e)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no labor organizational campaigns, corporate campaigns, petitions, demands for recognition or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries; (ii) there are no unfair labor practice charges, grievances, arbitrations or other complaints or union matters before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries; and (iii) there are no current or, to the knowledge of the Company, threatened strikes, slowdowns, lockouts, organized labor disputes or work stoppages, and no such strike, slowdown, lockout, organized labor dispute or work stoppage has occurred within the two years preceding the date of this Agreement.

Section 4.18    Environmental Matters. (a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for such Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.
(b)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and, since December 31, 2012, have been in compliance with all Environmental Laws and all Environmental Permits.
Section 4.19    Material Contracts. (a) Section 4.19 of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:
(i)(A) contains any exclusivity or similar provision that is binding on the Company or any of its Subsidiaries or (B) otherwise limits or restricts the Company or any of its Subsidiaries from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person, in each case of clause (A) and subclauses (1), (2) and (3) of clause (B), that is material to the Company and its Subsidiaries, taken as a whole;
(ii)is a joint venture, alliance or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;
(iii)is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $100,000 individually;
(iv)is a Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $50,000;
(v)is a material Contract with respect to Licensed Intellectual Property Rights (other than commercially available software or hardware);
(vi)is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale or purchase agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date of this Agreement to be in excess of $100,000 or pursuant to which the Company or any of its Subsidiaries has continuing indemnification obligations, “earn out” or other similar contingent payment obligations after the date hereof, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a purchase price of more than $100,000 or (C) any other Person has the right to acquire any interests in the Company or any of its Subsidiaries, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in the ordinary course of business or of supplies, inventory, merchandise, products, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;
(vii)any Contract (or series of related Contracts) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan, investment or capital expenditure in an amount in excess of $100,000 in the aggregate after the date of this Agreement;

(viii)any employment, management, severance, retention, or similar Contract that is not terminable at will by the Company or one of its Subsidiaries and pursuant to which the Company or one of its Subsidiaries has continuing obligations as of the date of this Agreement to, and any change in control, transaction bonus or similar Contract with, any director, officer or employee;
(ix)is a settlement, conciliation or similar Contract (x) with any Governmental Authority or (y) which would require the Company or any of its Subsidiaries to pay consideration of more than $50,000 after the date of this Agreement;
(x)any Contract that could require aggregate payment by the Company or any of its Subsidiaries of more than $250,000 over the remaining term of such Contract, except to the extent such Contract may be canceled without material penalty or other material liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;
(xi)any Contract with any third party to whom the Company or any of its Subsidiaries paid an amount in excess of $300,000 during the fiscal year ended December 31, 2014; or
(xii)any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company under Item 1.01 on a Current Report on Form 8-K or that would be required to be disclosed pursuant to Section 404(a) of Regulation S-K under the 1934 Act.
Each Contract of the type described in clauses (i) through (xii) is referred to herein as a “Company Material Contract”).
(b)Except for this Agreement or as listed in Section 4.19(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.
(c)Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms. The Company and/or its Subsidiaries party thereto, as applicable, and, to the knowledge of the Company, each other party thereto, has performed in all material respects its obligations required to be performed by it, as and when required, under each Company Material Contract, except for failures to perform that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. True and complete copies of the Company Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.
Section 4.20    Finders’ Fees, etc. Except for Guggenheim Securities, LLC, there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.21    Opinion of Financial Advisor. The Company Board has received the opinion of Guggenheim Securities, LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, limitations, factors and assumptions set forth therein, the Offer Price and the Merger Consideration to be received by the holders of Company Stock (other than Parent, Acquisition Sub and the Company) pursuant to this Agreement is fair to such holders from a financial point of view, and a copy of such opinion will be delivered to Parent, solely for informational purposes.
Section 4.22    Antitakeover Statutes. Assuming the accuracy of Section 5.14, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from Section 203 of DGCL, and, accordingly, neither such provision of the DGCL nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.
Section 4.23    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the insurance policies and self-insurance programs and arrangements relating to the business, assets and operations of the Company is in full force and effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy, other than such cancellation or invalidation that would not constitute a Company Material Adverse Effect; or (b) written notice of refusal of any coverage or rejection of any claim under any such insurance policy that if not paid would constitute a Company Material Adverse Effect. With respect to each Proceeding that has been filed against the Company nor any of its Subsidiaries, no insurance carrier has issued a denial of coverage or a reservation of rights with respect to any such Proceeding, or informed any of the Company nor any of its Subsidiaries of its intent to do so.
Section 4.24    No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article 4, each of Parent and Acquisition Sub acknowledges that neither the Company nor any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that neither the Company nor any other Person makes any representation or warranty with respect to (a) the Company or its Subsidiaries or any of their respective businesses, affairs operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to the Company or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by the Company or any other Person, including in any “data rooms” or management presentations. Neither Parent nor Acquisition Sub has relied on any such information or any representation or warranty not set forth in this Article 4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB
Except as disclosed in the Parent SEC Documents (as defined below) publicly filed or furnished by Parent with the SEC between December 31, 2012 and the date of this Agreement (the “Specified Parent SEC Documents“); provided, that (i) any information contained in any part of any Specified Parent SEC Document shall only be deemed to be an exception to, or, as applicable, disclosure for the purposes of Parent’s and Acquisition Sub’s representations and warranties set forth in this Agreement if the relevance of such item as an exception to, or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent and (ii) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer to the extent they are predictive or forward looking in nature that are included in any part of any Specified Parent SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Acquisition Sub contained in this Agreement or (b) except as set forth in the Parent Disclosure Letter, Parent and Acquisition Sub represent and warrant to the Company as follows:
Section 5.01    Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Acquisition Sub has all corporate power and authority to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where any failure to have such power or authority or to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.
Section 5.02    Corporate Authorization. (a) The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the corporate power and authority of Parent and Acquisition Sub and, except for the approval of Parent as the sole stockholder of Acquisition Sub, have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
(b)     As of the date of this Agreement, the respective board of directors of each of Parent and Acquisition Sub (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent’s or Acquisition Sub’s (as the case may be) stockholders and (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.
Section 5.03    Governmental Authorization. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (iv) compliance with any applicable requirements of the New York Stock Exchange and (v) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 5.04    Non-contravention. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (i) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent and Acquisition Sub, (ii) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, contravene, conflict with or result in a violation or breach of any Law or Order, (iii) assuming the authorizations, consents and approvals referred to in Section 5.03 are obtained, require any consent or other action by any Person under, constitute a default or a violation, or an event that, with or without notice or lapse of time or both, would constitute a default or a violation, under or of, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05    Acquisition Sub. Since its date of incorporation, Acquisition Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and does not own any assets other than those required to perform under this Agreement.

Section 5.06    SEC Filings and the Sarbanes-Oxley Act. (a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished, as the case may be, by Parent since January 1, 2012 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents“).
(b)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document complied in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder, as the case may be.
(c)As of its filing date (or, if amended or supplemented, as of the date of the most recent amendment or supplement filed prior to the date of this Agreement), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.
(d)Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared, and such disclosure controls and procedures are reasonably designed to ensure all such information is communicated in a timely fashion to the Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding the disclosure of such information in the Parent’s annual, periodic and current reports under the 1934 Act.
(e)Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

Section 5.07    Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).
Section 5.08    Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent or Acquisition Sub for inclusion or incorporation by reference in the Offer Documents or Schedule 14D-9 will, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing provisions of this Section 5.08, no representation or warranty is made by Parent or Acquisition Sub with respect to information or statements made or incorporated by reference in the Offer Documents or Schedule 14D-9 which were not supplied by or on behalf of the Parent or Acquisition Sub.
Section 5.09    Sufficient Funds. As of the date hereof, Parent has immediately available to it sufficient funds to consummate the Offer, the Merger and the other transactions contemplated hereby and required for the satisfaction of all of Parent’s and Acquisition Sub’s obligations under this Agreement, including the payment of the full Offer Price, Merger Consideration and the consideration in respect of the Company Stock Options, Company Restricted Shares and Company RSUs under Section 2.12, to fund any required refinancings or repayments of any existing indebtedness and to pay all related fees and expenses.
Section 5.10    Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement:
(a)the fair saleable value (determined on a going-concern basis) of the assets of Parent and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(b)Parent and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and
(c)Parent and its Subsidiaries will have adequate capital to carry on their businesses and all businesses in which they are about to engage.
Section 5.11    No Parent Material Adverse Effect. (a) From the Parent Balance Sheet Date through the date of this Agreement: (i) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects; and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)Since the date of this Agreement, there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.12    Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no Proceeding pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries.

Section 5.13    No Stockholder Vote Required. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the New York Stock Exchange in order for Parent to consummate the Offer and the Merger.
Section 5.14    Section 203 of DGCL; Ownership of Company Stock. As of the date hereof, none of Parent, Acquisition Sub or any of their respective Subsidiaries or controlled Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Company Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Stock and none of Parent, Acquisition Sub or any of their respective Subsidiaries or controlled Affiliates has any rights to acquire, directly or indirectly, any shares of Company Stock except pursuant to this Agreement. As of the date hereof, none of Parent, Acquisition Sub or any of their “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.
Section 5.15    Finders’ Fees, etc.. Except as set forth on Section 5.15 of the Parent Disclosure Letter, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.
Section 5.16    No Additional Representations. Except for the representations and warranties made by Parent and Acquisition Sub in this Article 5, the Company acknowledges that none of Parent, Acquisition Sub or any other Person makes any express or implied representation or warranty whatsoever and specifically (but without limiting the foregoing), that none of Parent, Acquisition Sub or any other Person makes any representation or warranty with respect to (a) Parent or its Subsidiaries or any of their respective businesses, affairs, operations, assets, liabilities, conditions (financial or otherwise), prospects or any other matter relating to Parent or its Subsidiaries or (b) any documentation, forecasts, budgets, projections, estimates or other information (including the accuracy or completeness of, or the reasonableness of the assumptions underlying, such documentation, forecasts, budgets, projections, estimates or other information) provided by Parent or any other Person, including in any “data rooms” or management presentations. The Company has not relied on any such information or any representation or warranty not set forth in this Article 5.
ARTICLE 6

COVENANTS OF THE COMPANY
Section 6.01    Conduct of the Company. From the date of this Agreement until the Effective Time, except as contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), or as required by applicable Law or Order, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its business organization and (ii) maintain generally its business relationships with its customers, lenders, suppliers and others having business relationships with it; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed in the subclauses of the next sentence shall be deemed a breach of this sentence unless such action would constitute a breach of such subclauses. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)amend the certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) of the Company or any of its Subsidiaries;
(b)notwithstanding anything to the contrary in the Company Disclosure Letter, split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) the declaration, setting aside or payment of any dividends or other distributions by any of its Subsidiaries payable solely to the Company or any of its Subsidiaries and (ii) acquisitions, or deemed acquisitions, of Company Stock in connection with (A) the operation of the ESPP, (B) the payment of the exercise price of Company Stock Options with Company Stock (including in connection with “net exercises”) and (C) required Tax withholding in connection with the exercise of Company Stock Options and the vesting or settlement of Company Restricted Shares or Company RSUs, in the case of clauses (B) and (C), to the extent such Company Stock Options, Company Restricted Shares or Company RSUs are outstanding on the date of this Agreement (and in such case, in accordance with their terms on the date of this Agreement);
(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Stock in connection with the operation of the ESPP or upon the exercise of Company Stock Options or the settlement of Company Restricted Shares or Company RSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement and the issuance, delivery or sale of any shares of Company Subsidiary Securities to the Company or any of its Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);
(d)acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) inventory, supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to Contracts in effect on the date of this Agreement that are disclosed on Section 4.19 of the Company Disclosure Letter, and (iii) assets, securities, properties, interests or businesses of the Company or any of its Subsidiaries;
(e)sell, license, lease or otherwise transfer, or abandon or create or incur any Lien on, directly or indirectly, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or business immaterial to the Company and its Subsidiaries, (iii) sales, leases or transfers that are pursuant to Contracts in effect on the date of this Agreement that are disclosed on Section 4.19 of the Company Disclosure Letter, (iv) Permitted Liens, or (v) sales, licenses, leases or other transfers to the Company or any of its Subsidiaries;
(f)make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, the Company or any of its Subsidiaries, or make any capital expenditures other than those contemplated in Section 6.01 of the Company Disclosure Letter;
(g)create, incur or assume any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, except for (i) indebtedness under the Company Credit Facilities, (ii) guarantees by the Company of indebtedness of any Company Subsidiary (which indebtedness exists as of the date of this Agreement), or (iii) indebtedness or guarantees between or among the Company and any of its Subsidiaries or the Company’s Subsidiaries;
(h)(i) other than in the ordinary course of business (including renewals consistent with the terms thereof) or other than as may be reasonably necessary to comply with the terms of this

Agreement, (A) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or any Real Property Lease or waive, release or assign any material rights, claims or benefits under any Company Material Contract or any Real Property Lease, (B) enter into (or renew or otherwise extend the term of) any Contract that would have been a Company Material Contract or a Real Property Lease had it been entered into prior to the date of this Agreement or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under any Company Material Contract or any Real Property Lease, (C) enter into any Contract for the purchase or sale of any real property, or (D) amend or modify the engagement letters of the Company’s financial advisors, attorneys or accountants in any manner that materially increases the fees or commissions payable by the Company, or otherwise increase the fees or commissions payable by the Company to the Company’s financial advisors, attorneys or accountants by reason of any discretionary compensation that might otherwise be awarded by the Company or (ii) incur or pay any fees or expenses to any of the Company’s financial advisors, attorneys or accountants other than as contemplated in Section 6.01(h)(ii) of the Company Disclosure Letter;
(i)except (x) as required pursuant to a Company Plan or a Contract in effect prior to the date of this Agreement and disclosed on Section 4.17 or Section 4.19 (as applicable) of the Company Disclosure Letter, (y) solely with respect to employees who are not officers, in the ordinary course of business consistent with past practice (including employee promotions) or (z) as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any employee, officer or director of the Company or any of its Subsidiaries, (ii) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits to any employee, officer or director of the Company or any of its Subsidiaries (other than vesting in equity awards outstanding on the date of this Agreement and included in the capitalization described in Section 4.05, including stock options in the discretion of the administrator under Section 14 of the Company’s Equity Incentive Plan), (iii) increase the compensation payable to any employee, officer or director of the Company or any of its Subsidiaries, other than increases in base salaries or hourly base wage rates, as applicable, not in excess of 5% in the aggregate of any such individual’s base salary as in effect on the date of this Agreement, (iv) establish, adopt, terminate or amend any Company Plan or any plan, program, arrangement, policy or agreement that would be a Company Plan if it were in existence on the date of this Agreement or (v) hire any new employees, other than employees at will that are being hired specifically to replace employees of the Company or its Subsidiaries who have terminated or subsequently terminate their employment, in each such case with respect to a new employee, with an annual base salary and bonus opportunity not to exceed $100,000 per annum;
(j)change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act (or any interpretation thereof), any Governmental Authority or applicable Law;
(k)other than in the ordinary course of business (i) make or change any material election with respect to Taxes, (ii) amend any material Tax Return, or (iii) agree or settle any material claim or assessment in respect of Taxes for an amount materially in excess of the amount accrued or reserved with respect thereto on the Company Balance Sheet or surrender any right to a refund of material Taxes;
(l)adopt or publicly propose a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other, in each case, of the Company or any of its Subsidiaries; or
(m)agree, resolve or commit to do any of the foregoing.

ARTICLE 7

COVENANTS OF PARENT AND ACQUISITION SUB
Section 7.01    Conduct of Parent. From the date of this Agreement until the Effective Time except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall, and shall cause each of its Subsidiaries to conduct its business in the ordinary course consistent with past practice and, to the extent consistent with the foregoing, use its commercially reasonable efforts to (i) preserve intact its business organization and (ii) maintain generally its business relationships with its customers, lenders, suppliers and others having business relationships with it and with Governmental Authorities with jurisdiction over the Parent’s operations. Without limiting the generality of the foregoing, from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law or Order, Parent shall not, nor shall it permit any of its Subsidiaries to:
(a)adopt or publicly propose a plan of complete or partial liquidation, restructuring, recapitalization or other reorganization, or resolutions providing for or authorizing such a liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent;
(b)(i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other Person or business or (ii) make loans, advances or capital contributions to, or investments in, any other Person, in each case that would reasonably be expected to prevent, impede or delay the consummation of the Offer, the Merger or the transactions contemplated hereby; or
(c)agree, resolve or commit to do any of the foregoing.
Section 7.02    Obligations of Acquisition Sub. Parent shall cause Acquisition Sub to perform when due its obligations under this Agreement and to consummate the Offer and the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.
Section 7.03    Approval by Sole Stockholder of Acquisition Sub. Immediately following the execution and delivery of this Agreement by the Parties hereto, Parent, as sole stockholder of Acquisition Sub, shall adopt this Agreement and approve the Offer and the Merger, in accordance with DGCL, by written consent.
Section 7.04    Director and Officer Indemnification. (a) From and after the Effective Time, Parent and Acquisition Sub agree that all rights to indemnification, advancement of expenses and exculpation of each former and present director or officer of the Company or any Company Subsidiary and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any Company Subsidiary (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding or investigation with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) as in effect on the date of this Agreement or in any agreement, a true and complete copy of which agreement has been provided by the

Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, shall survive the Merger and continue in full force and effect in accordance with their terms. For a period of no less than six (6) years after the Effective Time, Parent shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor to the business of the Surviving Corporation) regarding exculpation, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time or in any agreement, a complete copy of which agreement has been provided by the Company to Parent prior to the date hereof, to which the Company or any of its Subsidiaries is a party, in each case in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws set forth in Exhibit A and Exhibit B in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party; provided, however, that all rights to indemnification in respect of any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each, an “Action”) pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.
(b)At and after the Effective Time, Parent shall indemnify and hold harmless (and advance funds in respect of the foregoing) each Company Indemnified Party to the fullest extent permitted under applicable Law against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Company Indemnified Party), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Action arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time. Parent and the Surviving Corporation shall reasonably cooperate with the Company Indemnified Party in the defense of any such Action.
(c)Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance“) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance for such six (6)-year period from a carrier with comparable or better credit ratings to the Company’s existing directors’ and officers’ insurance policies, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.04(b) of the Company Disclosure Letter (the “Premium Cap“); and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Premium Cap. At the Company’s option, the Company may purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.04(c); provided, that the aggregate premium for such policies shall not exceed the Premium Cap. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to use commercially reasonable efforts to) maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder. If the Company elects to purchase the above-referenced tail policy, the Company shall afford Parent an opportunity to review the policy before the Company commits to it, but, for the avoidance of doubt, the Company shall have the right to purchase such policy without the consent of Parent.
(d)In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent or the Surviving Corporation shall cause proper provision to be made so the successors and assigns of Parent or the Surviving Corporation, as the case may be, succeed to or assume the applicable obligations of such Party set forth in this Section 7.04.
(e)The provisions of this Section 7.04 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured person hereunder (including the Company Indemnified Parties), his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.
Section 7.05    Employee Matters. (a) Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), with, to the extent employed by Parent or its Subsidiaries, during the period beginning at the Effective Time and ending on December 31, 2016, (i) base pay that is at least equal to the base pay provided to each such Continuing Employee immediately prior to the Closing Date, (ii) commission, cash bonus and long-term incentive opportunities (excluding, for the avoidance of doubt, any incentive equity opportunities, which will be determined by Parent in its sole discretion), as applicable, that are no less favorable, in the aggregate, than the opportunities provided to each such Continuing Employee immediately prior to the Closing Date, and (iii) employee welfare benefits that are no less favorable in the aggregate than the employee welfare benefits provided to each such Continuing Employee immediately prior to the Closing Date. As of, or as soon as administratively practicable following, the Effective Time, Parent shall make available a 401(k) plan to Continuing Employees. During the period beginning at the Effective Time and ending on December 31, 2016, Parent shall continue to maintain, without amendment, the Company’s severance practice applicable to Continuing Employees immediately prior to the Effective Time as set forth on Section 7.05(a) of the Company Disclosure Letter (the “Company Severance Plan”), and shall provide, or shall cause to be provided, to each Continuing Employee whose employment is terminated without “cause”, as such term is defined or concept is used for purposes of the Company Severance Plan, or under such other circumstances as would entitle a participant to severance under the Company Severance Plan, during the Severance Period (and subject to the requirements of applicable local Law) with the severance benefits specified in the Company Severance Plan for the Severance Period. Notwithstanding the foregoing, and without duplication of benefits, each of those employees of the Company and its Subsidiaries identified on Section 7.05 of the Company Disclosure Schedule who becomes a Continuing Employee shall remain entitled to the severance benefits as and to the extent provided for in, and subject to the terms and conditions in, such Continuing Employee’s severance agreement with the Company identified on Section 7.05 of the Company Disclosure Schedule.
(b)Subject to Subsection (c) below, to the extent that Continuing Employees become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for purposes of determining eligibility to participate, vesting and benefit accrual, service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary) prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and the Parent shall not be required to provide credit for benefit accrual purposes under any Parent Plan that is a defined benefit pension plan. In addition, subject to the terms of the applicable Parent Plan and applicable Law, Parent shall (x) waive, or caused to be waived, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time, to the extent such Continuing Employee satisfied such participation and coverage requirements in the corresponding Company Plan and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.
(c)Nothing contained in this Section 7.05, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof) any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY
Section 8.01    Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable Law or Order to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event no later than the End Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article 9 or the Offer pursuant to Annex I).
(b)In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, as promptly as reasonably practicable (and in any event within ten (10) Business Days of the date of this Agreement in the case of the following clause (i) (unless counsel to the Parties have previously agreed to extend such ten (10) Business Day period)), (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, (ii) all necessary filings to obtain consents from the state regulators that are required in connection with the Offer and the Merger and (iii) all other registrations, declarations, notices and filings with Governmental Authorities that are required in connection with the Offer and the Merger. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as reasonably practicable.
(c)Except as prohibited by applicable Law or Order, each of Parent and the Company shall use (and shall cause its Subsidiaries to use) its best efforts to (A) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, (B) promptly inform the other Party of (and supply to the other Party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (C) consult with each other prior to taking any material position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (D) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (E) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law. Notwithstanding anything to the contrary herein, Parent shall, on behalf of the parties, have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Competition Law in connection with the transactions contemplated by this Agreement and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances; provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategic direction of any such approval process, as applicable, and consult with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such approvals, as applicable. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section in a manner so as to preserve the applicable privilege.
(d)Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation with any Governmental Authority in respect of the Offer or the Merger (including with respect to any of the actions referred to in Section 8.01(a)) without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one such Party is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party apprised with respect thereto.
(e)Parent (including by its Subsidiaries) agrees to take, or cause to be taken (including by its Subsidiaries), any and all reasonable best steps and to make, or cause to be made (including by its Subsidiaries), any and all reasonable best undertakings necessary to resolve such objections, if any, that a

Governmental Authority may assert under any Competition Law with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, and to use reasonable best efforts to avoid or eliminate each impediment under any Competition Law that may be asserted by any Governmental Authority with respect to the Offer, the Merger and the other transactions contemplated by this Agreement, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the End Date. To assist Parent in complying with its obligations set forth in this Section 8.01(e), the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements, if requested by Parent to be entered into by any of them, to divest, hold separate or otherwise take any action that limits the Company’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of the Company or any of its Subsidiaries (each, a “Divestiture Action“); provided, however, that (i) the consummation of the transactions provided for in any such agreement for a Divestiture Action (a “Divestiture Agreement“) shall be conditioned upon the Closing or satisfaction of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action (and where Parent has irrevocably committed to effect the Closing immediately following such Divestiture Action) and (ii) Parent shall indemnify for and hold the Company and its Subsidiaries harmless from all costs, expenses and liabilities incurred by the Company or its Subsidiaries arising from or relating to such Divestiture Agreement (other than any of the foregoing arising from the breach by the Company or any applicable Subsidiary of such Divestiture Agreement). In no event shall the Company or any of its Subsidiaries, without the prior written consent of Parent, take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 8.01, that (i) would, or would reasonably be expected to, have a material adverse effect on the business, results of operations, or financial condition of either (x) Parent and its Subsidiaries or (y) the Company and its Subsidiaries.
(f)In furtherance and not in limitation of the covenants of the parties contained in this Section 8.01, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Offer, the Merger or any other transaction contemplated by this Agreement as violative of any Competition Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer, the Merger and the other transactions contemplated by this Agreement.
Section 8.02    No Solicitation. (a) The Company shall immediately cease any discussions or negotiations with any Person that may be ongoing with respect to a Company Acquisition Proposal. From and after the date of this Agreement until the earlier to occur of the Effective Time or the date of termination of this Agreement in accordance with Article 10, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiry or the making or submission of any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal, (ii) subject to Section 8.02(b), approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (each an “Alternative Acquisition Agreement”), (iii) enter into, continue or otherwise participate in any discussions or negotiations regarding any Company Acquisition Proposal, or (iv) agree to do any of the foregoing; provided, however, that if, prior to obtaining the Acceptance Date, following the receipt of a bona fide written Company Acquisition Proposal that the

Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal and that was unsolicited and made after the date of this Agreement in circumstances not otherwise involving a breach of this Agreement, the Company may, in response to such Company Acquisition Proposal, and subject to compliance with Section 8.02(b)(i), furnish information with respect to the Company to the Person making such Company Acquisition Proposal and engage in discussions or negotiations with such Person regarding such Company Acquisition Proposal; provided, that (A) prior to furnishing, or causing to be furnished, any such nonpublic information relating to the Company to such Person, the Company enters into a confidentiality agreement with the Person making such Company Acquisition Proposal (an “Acceptable Confidentiality Agreement“) that (x) does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to this Section 8.02 and (y) contains confidentiality provisions that are no less restrictive on such Person than those contained in the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, and (B) promptly following furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives).
(b)Except as permitted pursuant to this Section 8.02(b), the Company Board shall not effect a Company Adverse Recommendation Change. Notwithstanding anything to the contrary in this Agreement, prior to the Acceptance Time, the Company Board may effect a Company Adverse Recommendation Change if (and only if): (I) (A) a written Company Acquisition Proposal that was not solicited in violation of this Agreement is made to the Company by a Third Party and such Company Acquisition Proposal is not withdrawn and (B) the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; or (II) in all other cases not involving any Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Laws; provided, however, that, prior to making any Company Adverse Recommendation Change:
(i)in the case of Section 8.02(b)(I), the Company Board shall provide Parent at least three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include, as applicable, the information with respect to the Superior Proposal that is specified in Section 8.02(b)(I), as well as a copy of such Company Acquisition Proposal, or, in the case of Section 8.02(b)(II), the reasons underlying the Board’s decision to make a Company Adverse Recommendation Change; and, during the 72 hours following such written notice (or such shorter period as is specified below), the Company Board and its Representatives shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by the Parent; and at the end of such 72 hours (or such shorter period as is specified below), (a) the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that the Company Acquisition Proposal continues to be a Superior Proposal or (b) in all other cases not involving a Company Acquisition Proposal, the Company Board concludes in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that the failure to make a Company Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Laws. Any material amendment or modification to any Superior Proposal the Company shall promptly (but in any event within 24 hours of occurrence) notify Parent of such material amendment or modification and the provisions of this Section 8.02(b) shall apply successively each additional time to any such material amendment or modification to any such Superior Proposal; provided, however, that the period during which the Company Board effecting the Company Adverse Recommendation Change and its Representatives are required to negotiate in good faith with Parent regarding any revisions to the terms of this Agreement proposed by Parent in response to such materially amended or modified Superior Proposal pursuant to the provisions above shall expire 48 hours after the Company Board provides written notice of such material amendment or modification to such Superior Proposal; provided, further, that in the event there is a Company Adverse Recommendation Change made in compliance with this Section 8.03(b) with respect to a Superior Proposal, the Company shall only enter into an Alternative Acquisition Agreement with respect thereto by terminating this Agreement in accordance with Section 10.01(d)(ii).
(c)In addition to the obligations of the Company and Parent set forth in Section 8.02(a) and Section 8.02(b), the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any proposals or offers with respect to a Company Acquisition Proposal that are received by the Company (or any of its Representatives), indicating, in connection with such notice, the identity of the Person or group of Persons making the proposal or offer and the material terms and conditions of any such proposals or offers (including, if applicable, copies of any written proposals or offers, including proposed agreements) and thereafter shall keep Parent reasonably informed, on a prompt basis of any material changes to the status and material terms of any such proposals or offers (including any material amendments thereto or any change to the scope or material terms or conditions thereof, and including copies of definitive agreements).
(d)Nothing contained in this Section 8.02 or Section 8.03, but in all cases subject to Section 8.02(a) or Section 8.02(b)(i), as applicable, shall prohibit the Company Board from (i) taking and disclosing to their stockholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the 1934 Act or (ii) making any disclosure to their stockholders if the Company Board determines in good faith, after consultation with the Company’s outside counsel, that the failure to make such disclosure would reasonably be likely to be inconsistent with its fiduciary duties under applicable Law.
Section 8.03    Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release in a form reasonably acceptable to Parent and the Company. Thereafter, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) will use their respective reasonable best efforts to consult with the other Party before (a) participating in any media interviews, (b) engaging in meetings or calls with analysts, institutional investors or other similar Persons and (c) providing any statements (including press releases) which are public or are reasonably likely to become public, in any such case to the extent relating to the transactions contemplated hereby (a “Public Statement”). In addition, Parent and the Company (unless the Company Board has made a Company Adverse Recommendation Change) agree to cause their respective directors and executive officers to refrain from taking any position in any such Public Statement that is, without limiting the obligations set forth in Section 8.02, (x) contrary to the positions previously taken by Parent and the Company with respect to this Agreement and the transactions contemplated hereby, including the Offer and the Merger, or (y) reasonably likely to have a significant, adverse impact on the ability of the Parties to consummate the transactions contemplated hereby. None of the limitations set forth in this Section 8.03 shall apply to any disclosure of any information concerning this Agreement or the transactions contemplated by this Agreement (i) which Parent or the Company deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews; and (ii) in connection with any dispute between the Parties regarding this Agreement or the transactions contemplated by this Agreement.
Section 8.04    Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of the occurrence of any event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Offer, the Merger or the other transactions contemplated hereby or (B) result in the failure of any Offer Condition or any condition to the Merger set forth in Article 9 to be satisfied; provided, that the delivery of any notice pursuant to this Section 8.04 shall not (i) affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party hereunder or (ii) update any section of the Company Disclosure Letter or the Parent Disclosure Letter, and provided, further, that the failure to comply with this Section 8.05 shall not constitute a breach or noncompliance of a covenant by such Party for determining the satisfaction of the conditions set forth in (iii) or (iv) of Annex I.
Section 8.05    Access to Information; Pre-Closing Inventory. (a) Upon reasonable notice, and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates and its officers, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants and financial advisors) (“Representatives“) reasonable access during normal business hours, under direct supervision of a designated employee of the Company, and upon reasonable prior notice to the Company during the period prior to the Effective Time, to all its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period as Parent may from time to time reasonably request, and during such period the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access and the disclosure of information to the extent that, in the good faith judgment of the Company, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) such disclosure would result in disclosure of any trade secrets of Third Parties, (iv) disclosure of any such information or document could result in the loss of attorney-client privilege (provided, that the Company and/or its counsel shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of attorney client privilege) or (v) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, however, that with respect to clauses (i) through (iv) of this Section 8.05(a), the Company shall use its commercially reasonable efforts to (A) obtain the required consent of such third party to provide such access or disclosure or (B) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company.
(b)With respect to the information disclosed pursuant to Section 8.05(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.
Section 8.06    Section 16 Matters. Prior to the Acceptance Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act, to the extent permitted by applicable Law.
Section 8.07    Rule 14d-10(d) Matters. Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its board of directors, compensation committee or its “independent directors” to the extent required) will use reasonable best efforts to take all such steps as may be required to cause each agreement, arrangement or understanding that have been or will be entered into by the Company or its Subsidiaries with any of its officers, directors or employees pursuant to which compensation, severance or other benefits is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the 1934 Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the 1934 Act.
Section 8.08    Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and shall take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NASDAQ Global Market to enable the de-listing by the Surviving Corporation of the Company Stock from the NASDAQ Global Market and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.
Section 8.09    Stockholder Litigation. Each Party hereto shall promptly notify the other Parties hereto in writing of any litigation related to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of such Party, threatened in writing, against such Party and/or its directors (any such litigation, a “Transaction Litigation”) and shall keep such other Party reasonably informed on a current basis with respect to the status thereof. Subject to the fiduciary duties of each Party’s board of directors and except in any litigation or proceeding where the Parties may be adverse to each other, each Party shall give the other Party the opportunity to participate, subject to a customary joint defense agreement, in (but not control) the defense or settlement of any Transaction Litigation, and no Party shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned).
Section 8.10    Hot Topic Termination Fee. The Company shall, within one business day hereof, pay to Hot Topic the full amount of the Hot Topic Termination Fee in accordance with Section 10.03 of the Hot Topic Agreement. Upon the payment of such fee by the Company in accordance with the previous sentence, Parent shall, within one business day of receipt of written notice of such payment, reimburse the Company for the full amount of such fee.

ARTICLE 9

CONDITIONS TO THE MERGER
Section 9.01    Conditions to Obligations of Each Party. The obligations of Parent, Acquisition Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):
(a) Consummation of the Offer. Acquisition Sub shall have accepted for payment, or caused to be accepted for payment, all shares of Company Stock validly tendered and not withdrawn in the Offer; and
(b) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Merger (collectively, the “Legal Restraints”).

ARTICLE 10

TERMINATION
Section 10.01    Termination. This Agreement may be terminated:
(a)by mutual written consent of the Company and Parent;

(b)by either the Company or Parent:
(i)if the Acceptance Time has not occurred on or before November 25, 2015 (the “End Date”); provided, however, that if on the End Date the Offer Condition set forth in clause (i) of Annex I shall not have been satisfied but all other Offer Conditions shall have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Expiration Date, provided, that such conditions are reasonably capable of being satisfied), then the End Date shall be extended, if Parent or the Company notifies the other party in writing on prior to the End Date, to February 25, 2016; provided, however, that the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a party if the failure of the Offer Condition set forth in clause (i) of Annex I to have been satisfied was due to the failure of such party to perform any of its obligations under this Agreement;
(ii)if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, shares of Company Stock pursuant to the Offer or (ii) prior to the Effective Time, consummation of the Merger, and in either case such Order shall have become final and non-appealable; provided however that the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to a party if such Order was due to the failure of such party to perform any of its obligations under this Agreement; or
(iii)if any Law shall have been promulgated, entered, enacted or issued or be applicable to the Merger or the Offer by any Governmental Authority that prohibits, prevents or makes illegal the consummation of the Merger or the acceptance for payment of, or payment for, shares of Company Stock pursuant to the Offer, and such Law shall be final and non-appealable.
(c)at any time prior to the Acceptance Time, by Parent:
(i)if a Company Adverse Recommendation Change shall have occurred; or
(ii)if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in clause (iii) or (iv) set forth in Annex I and (ii) is incapable of being cured by the Company by the End Date; provided without violation of any other covenants in this agreement, or, if capable of being cured by the End Date, shall not have been cured by the Company within thirty (30) calendar days following receipt from Parent of written notice of such breach or failure to perform; provided, that if such breach or failure to perform is capable of being cured by the Company by the End Date, such thirty (30) calendar day period shall be extended until the second Business Day prior to the End Date solely to the extent during such period the Company is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;
(d)by the Company, at any time prior to the Acceptance Time:
(i)if Parent shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (without regard to any qualifications or exceptions contained therein as to “materiality” or “Parent Material Adverse Effect” (i) had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) is incapable of being cured by Parent by the End Date without violation of any other covenants in this agreement, or, if capable of being cured by the End Date, shall not have been cured by Parent within thirty (30) calendar days following receipt from the Company of written notice of such breach or failure to perform; provided, that if such breach or failure to perform is capable of being cured by Parent by the End Date, such thirty (30) calendar day period shall be extended until the second Business Day prior to the End Date solely to the extent during such period the Parent is using its reasonable best efforts to cure such breach or failure to perform; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or
(ii)(A) if the Company Board authorizes the Company, to enter into an Alternative Acquisition Agreement with respect to a Company Superior Proposal in accordance with the terms of Section 8.02, (B) substantially concurrent with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for a Company Superior Proposal that did not result from a material breach of this Agreement and (C) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds the Company Termination Fee.
The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is being effected.
Section 10.02    Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 10.01, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 10.01, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than this Section 10.02, Section 10.03, and Article 11, which provisions shall survive such termination; provided, however, that nothing in this Section 10.02 shall relieve any Party from liability for any fraud or Willful Breach contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement.
Section 10.03    Termination Fees; Expenses. (a) In the event that this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), or by the Company pursuant to Section 10.01(d)(ii), then the Company shall pay, by wire transfer of immediately available funds, to Parent a fee in the amount of $3,661,461 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 10.01(d)(ii) or as promptly as practicable (and, in any event, within two Business Days following such termination) in the case of a termination pursuant to Section 10.01(c)(i).
(b)In the event that this Agreement is terminated by the Company pursuant to Section 10.01(b)(i), and (I) at any time after the date of this Agreement and prior to the final Expiration Date, a Company Acquisition Proposal shall have been publicly announced or publicly made known and shall not have been withdrawn prior to the final Expiration Date of the Offer and (II) within twelve months after such termination, the Company shall have entered into an agreement with respect to any Company Acquisition Proposal, or any Company Acquisition Proposal shall have been consummated, then the Company shall pay, by wire transfer of immediately available funds, to Parent the Company Termination Fee on the earlier to occur of the Company entering into an agreement with respect to such Company Acquisition Proposal or the consummation of such Company Acquisition Proposal; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 10.03(b), references to “20%” shall be replaced by “50%.”
(c)The Parties acknowledge that the agreements contained in this Section 10.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the

Parties would not enter into this Agreement; accordingly, if either the Company fails promptly to pay any amount due pursuant to this Section 10.03, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 10.03, the non-prevailing Party that is required to pay any such fee or expenses shall pay the prevailing Party entitled to receive such fee or expenses its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 10.03 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. All payments under this Section 10.03 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall a Company Termination Fee be payable more than once.
(d)Each Party agrees that notwithstanding anything in this Agreement to the contrary (other than with respect to claims for, or arising out of or in connection with fraud) (A) in the event that this Agreement is terminated under circumstances where the Company Termination Fee would be payable pursuant to this Section 10.03, the payment of the Company Termination Fee shall be the sole and exclusive remedy of Parent, its Subsidiaries, stockholders, Affiliates, officers, directors, employees and Representatives against the Company or any of its Representatives or Affiliates for, (B) in no event will Parent seek to recover any other money damages or seek any other remedy (including any remedy for specific performance, except solely in compliance with Section 11.12 hereof) based on a claim in law or equity with respect to, (1) any loss suffered, directly or indirectly, as a result of the failure of the Offer or the Merger to be consummated, (2) the termination of this Agreement, (3) any liabilities or obligations arising under this Agreement or (4) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and (C) upon payment of any Company Termination Fee in accordance with this Section 10.03, no Party nor any Affiliates or Representatives of any Party shall have any further liability or obligation to another Party relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE 11

MISCELLANEOUS
Section 11.01    No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.01 shall not limit Section 10.02, Section 10.03 or any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.
Section 11.02    Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects by written agreement of the Parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein. A termination of this Agreement pursuant to Section 10.01 or an amendment or waiver of this Agreement pursuant to Section 11.02 or Section 11.03 shall, in order to be effective, require, in the case of Parent, Acquisition Sub and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable; provided, that after the Acceptance Time any termination of this Agreement pursuant to Section Section 10.01(a) or any such amendment or waiver of this Agreement shall only be effective if at the time that the Company Board’s action, either (A) a majority of the directors on the Company Board shall have been directors on the Company Board on the date of this Agreement or shall have been nominated or designated to be directors by a majority of the directors on the Company Board on the date of this Agreement (such directors, the “Continuing Directors”“) or (B) if the Continuing Directors constitute a minority of the Company Board, each Continuing Director shall approve such termination or amendment.

Section 11.03    Extension; Waiver. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the first proviso of Section 11.02, waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 11.04    Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Offer, the Merger (including any real property transfer tax and any similar Tax) shall be borne and paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Law, the Company (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
Section 11.05    Disclosure Letter References. Each item disclosed in a Party’s Disclosure Letter shall, for all purposes in this Agreement, constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes express reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in such Party’s Disclosure Letter relating to such Party’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within such Disclosure Letter is expressly made to such other part in such Disclosure Letter, as well as to the extent that the relevance of such item as an exception to, or as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure.
Section 11.06    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (with confirmation of transmission) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.06):
if to Parent or Acquisition Sub, to:
GameStop Corp.
625 Westport Parkway
Grapevine, Texas 76051
Attention:    Robert Lloyd
Facsimile:     (817) 722-7766
Email: RobLloyd@gamestop.com
with a copy (which shall not constitute notice) to:
Pepper Hamilton LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103

Attention: Michael H. Friedman, Esq.
Facsimile: (215) 981-4750
Email: Friedmanm@pepperlaw.com
if to the Company, to:

Geeknet, Inc.
11216 Waples Mill Rd., Suite 103
Fairfax, Virginia 22030
Attention:     Kathryn McCarthy
Facsimile:     (650) 288-1853
with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 W. 52 Street
New York, New York 10019
Attention:     David E. Shapiro; Kendall F. Handler
Facsimile:     (212) 403-2000
Email: DEShapiro@wlrk.com; KFHandler@wlrk.com

Section 11.07    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by all of the other Parties hereto. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
Section 11.08    Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, that notwithstanding the foregoing clause (b), following the Effective Time, (i) the provisions of Article 2 with respect to the holders of Company Stock to receive the Merger Consideration shall be enforceable by such holders and (ii) the provisions of Section 7.04 shall be enforceable by each Party entitled to indemnification hereunder and his or her heirs and his or her representatives.
Section 11.09    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.10    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided, that Parent may designate, prior to the Effective Time, by written notice to the Company, another wholly owned direct or indirect Subsidiary to be a party to the Offer and the Merger in lieu of Acquisition Sub, in which event all references herein to Acquisition Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Acquisition Sub as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided, that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
Section 11.11    Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.
Section 11.12    Enforcement; Exclusive Jurisdiction. (a) The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 10.03(e), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.
(b) In addition, each of the Parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (d) consents to service of process being made through the notice procedures set forth in Section 11.06.
Section 11.13    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
GEEKNET, INC.
By:     /s/ Kathryn K. McCarthy
Name:    Kathryn K. McCarthy
Title:    Chairman and Chief Executive Officer

GAMESTOP CORP.
By:     /s/ Michael P. Hogan
Name:    Michael P. Hogan
Title:    EVP Strategy and Business Development
GADGET ACQUISITION, INC.
By:     /s/ Michael P. Hogan
Name:    Michael P. Hogan
Title:    EVP Strategy and Business Development

Annex I
CONDITIONS TO THE OFFER
Notwithstanding any other provisions of the Offer and in addition to Acquisition Sub’s rights to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable Law, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the 1934 Act, pay for any validly tendered shares of Company Stock, and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered shares of Company Stock, if (a) the Minimum Condition or the Termination Condition shall not have been satisfied at the Expiration Date or (b) any of the following conditions exists or has occurred and is continuing at the Expiration Date:
(i)the waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall not have expired or been terminated.
(ii)any Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Offer or the Merger by any Governmental Authority that prohibits, restrains, or makes illegal the consummation of the Offer or the Merger;
(iii)(A) any representation or warranty of the Company contained in this Agreement that is qualified by Company Material Adverse Effect shall not be true and correct, in each case at and as of the Expiration Date as if made at and as of the Expiration Date (except to the extent any such representation or warranty by its terms addresses matters only at and as of another specified time, in which case, at and as of such time), (B) the representations and warranties of the Company contained in Section 4.05 (Capitalization) shall not be true and correct, in each case at and as of the Expiration Date as if made at and as of the Expiration Date (except to the extent any such representations and warranties by their terms address matters only at and as of another specified time, in which case only at and as of such time), and (C) the other representations and warranties of the Company contained in this Agreement shall not be true and correct, in each case at and as of the Expiration Date as if made at and as of the Expiration Date (except to the extent any such representations and warranties by their terms address matters only as of another specified time, in which case only at and as of such time), except, in the case of this clause (C), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;
(iv)the Company shall have failed to perform in all material respects all of its covenants and obligations hereunder required to be performed by it at or prior to the Expiration Date; and
(v)Parent and Acquisition Sub shall not have received a certificate signed by an executive officer of the Company certifying that each of the conditions set forth in clauses (iii) and (iv) has been satisfied.

The foregoing conditions, other than the Minimum Condition and the Termination Condition, are for the sole benefit of Parent and Acquisition Sub and may be asserted by Parent or Acquisition Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Acquisition Sub in writing in whole or in part at any time and from time to time in their sole and absolute discretion, in each case subject to the terms of the Agreement and the applicable rules and regulations of the SEC. Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Acquisition Sub to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Agreement. The failure by Parent or Acquisition Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.
The capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of June 1, 2015, by and among Geeknet, Inc., a Delaware corporation (the “Company”), GameStop Corp., a Delaware corporation (“Parent”), and Gadget Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”).

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GEEKNET, INC.
ARTICLE ONE
The name of the corporation is Geeknet, Inc.
ARTICLE TWO
The address of the corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, with a par value of $0.01 per share.
ARTICLE FIVE
The corporation is to have perpetual existence.
ARTICLE SIX
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.
ARTICLE SEVEN
Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.
ARTICLE EIGHT
A.    To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, no director of the corporation or any subsidiary of the corporation shall be personally liable to the corporation or its stockholders and shall otherwise be indemnified by the corporation for monetary damages for breach of fiduciary duty as a director of the corporation, any predecessor of the corporation or any subsidiary of the corporation.
B.    The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation, any predecessor of the corporation or any subsidiary of the corporation or serves or served at any other enterprise as a director or officer at the request of the corporation, any predecessor to the corporation or any subsidiary of the corporation.
C.    Neither any amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of the corporation's Certificate of Incorporation inconsistent with this ARTICLE EIGHT, shall eliminate or reduce the effect of this ARTICLE EIGHT, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE EIGHT, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision
ARTICLE NINE
The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
ARTICLE TEN
The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

BYLAWS
OF
GEEKNET, INC.

ARTICLE I

OFFICES
Section 1.1    Registered Office. The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 1.2    Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 2.1    Place of Meetings. All meetings of the stockholders shall be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.
Section 2.2    Annual Meetings. A meeting of stockholders shall be held in each year for the election of directors at such time and place as the board of directors shall determine. Any other proper business, notice of which was given in the notice of the meeting or in a duly executed waiver of notice thereof, may be transacted at the annual meeting.
Section 2.3    Notice of Annual Meeting. Unless otherwise provided by law, written notice of the annual meeting shall be given to each stockholder entitled to vote thereat not less than ten nor more than sixty days before the date of the meeting.
Section 2.4    List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every election of directors, a complete list of the stockholders entitled to vote at said election, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder during ordinary business hours, for a period of at least ten days prior to the election, either at a place within the city, town or village where the election is to be held and which place shall be specified in the notice of the meeting, or, if not specified, at the place where said meeting is to be held, and the list shall be produced and kept at the time and place of election during the whole time thereof, and subject to the inspection of any stockholder who may be present.
Section 2.5    Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, as amended, may be called by the President and shall be called by the President or the Secretary at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.
Section 2.6    Notice of Special Meetings. Unless otherwise provided by law, written notice of a special meeting of stockholders, stating the time, place and object thereof, shall be given to each stockholder entitled to vote thereat, not less than ten nor more than sixty days before the date fixed for the meeting.
Section 2.7    Business at Special Meetings. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.8    Quorum. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Certificate of Incorporation, as amended. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.
Section 2.9    Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the Certificate of Incorporation, as amended, a different vote is required in which case such express provision shall govern and control the decision of such question.
Section 2.10    Voting Limitations. Each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period, and, except where the transfer books of the Corporation have been closed or a date has been fixed as a record date for the determination of its stockholders entitled to vote, no share of stock shall be voted on at any election for directors which has been transferred on the books of the Corporation within twenty days next preceding such election of directors.
Section 2.11    Action by Written Consent. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III

DIRECTORS
Section 3.1    Number, Election and Term. The number of directors which shall constitute the whole board of directors shall be as the board of directors may fix from time to time. Except as hereinafter provided in Section 3.2 of this Article, the directors, other than those constituting the first board of directors, shall be elected by the stockholders, and each director shall hold office until his successor is elected and qualified or until his earlier resignation or removal. Directors need not be stockholders.
Section 3.2    Vacancies. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director.
Section 3.3    Powers. The property and business of the Corporation shall be managed by its board of directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation, as amended, or by these bylaws directed or required to be exercised or done by the stockholders.
Section 3.4    Place of Meetings. The board of directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.
Section 3.5    Organizational Meeting. The first meeting of each newly elected board of directors shall be held immediately after and at the same place as the meeting of the stockholders at which it was elected and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present.
Section 3.6    Regular Meetings. Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board of directors.
Section 3.7    Special Meetings. Special meetings of the board of directors may be called by the President on at least 24 hours notice to each director, either personally or by mail, facsimile, electronic mail or other similar means of electronic transmission; special meetings shall be called by the President or Secretary in like manner and on like notice on the written request of a majority of the directors.
Section 3.8    Quorum. At all meetings of the board of directors a majority of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation, as amended. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.9    Manner of Acting. Unless otherwise restricted by the Certificate of Incorporation, as amended, or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board of directors or of such committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 3.10    Committees of Directors. The board of directors may, by resolution passed by a majority of the whole board of directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation.
Section 3.11    Committee Meeting Minutes. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.
Section 3.12    Compensation of Directors. The board of directors shall have the authority to fix the compensation of directors.
Section 3.13    Manner of Meeting Participation. Members of the board of directors or any committee designated by such board of directors may participate in a meeting of the board of directors or of a committee of the board of directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this subsection shall constitute presence in person at such meeting.

ARTICLE IV

NOTICES AND WAIVER OF NOTICE
Notices to directors and stockholders shall be in writing and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be mailed. Notice to directors may also be given by facsimile, telegram, telephone or other means of electronic transmission, or any other means permitted by law. Whenever any notice is required to be given under the provisions of the statutes or of the Certificate of Incorporation, as amended, or by these bylaws, a written waiver, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular, or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.
ARTICLE V

OFFICERS
Section 5.1    Initial Number and Qualification. The officers of the Corporation shall be chosen by the board of directors, and shall include a President, a Secretary and a Treasurer, and may include one or more Vice

Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers. Any number of offices may be held by the same person.
Section 5.2    Annual Number and Qualification. The board of directors at its first meeting after each annual meeting of stockholders shall choose a President, a Secretary and a Treasurer, and may choose one or more Vice Presidents, one or more Assistant Secretaries and one or more Assistant Treasurers.
Section 5.3    Other Officers Qualification and Term. The board of directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the board of directors.
Section 5.4    Salary. The salaries of all officers and agents of the Corporation shall be fixed by the board of directors.
Section 5.5    Term. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer elected or appointed by the board of directors may be removed at any time by the affirmative vote of a majority of the board of directors. Any vacancy occurring in any office of the Corporation shall be filled by the board of directors.
Section 5.6    President. The President shall supervise and direct all business and affairs of the Corporation, shall see that all orders and resolutions of the board of directors are carried into effect, and shall have general and active management responsibility of the Corporation’s business, and shall also perform such other duties as the board of directors may from time to time assign to him or her. In addition, the President shall preside at all meetings of the Corporation’s stockholders and directors and shall represent the Corporation in all matters involving the Corporation’s stockholders. The President shall have authority to execute stock certificates, contracts, bonds, mortgages and other documents requiring a seal, under the Corporation’s seal, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the board of directors to some other officer or agent of the Corporation.
Section 5.7    Vice President. The Vice Presidents, in the order determined by the board of directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
Section 5.8    Secretary. The Secretary shall attend all meetings of the board of directors and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and of the board of directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors or the President, under whose supervision the Secretary shall be. The Secretary shall have custody of the corporate seal of the Corporation and shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by his or her signature. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.
Section 5.9    Assistant Secretary. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the board of directors, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.
Section 5.10    Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the board of directors. The Treasurer shall keep an account of stock registered and transferred in such manner and subject to such regulations as the board of directors may prescribe. The Treasurer shall disburse the funds of the Corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the board of directors at its regular meetings or when the board of directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the board of directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his or her control belonging to the Corporation.

Section 5.11    Assistant Treasurer. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the board of directors, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the board of directors may from time to time prescribe.

ARTICLE VI

CERTIFICATES OF STOCK
Section 6.1    Certificates for Shares. Every holder of stock in the Corporation shall be entitled to have a certificate signed by, or in the name of the Corporation by the President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation.
Section 6.2    Signatures on Certificates. Where a certificate is signed (1) by a transfer agent or an assistant transfer agent or (2) by a transfer clerk acting on behalf of the Corporation and a registrar, the signature of the, any Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary may be a facsimile. In case any officer or officers who have signed, or whose facsimile signature or signatures have been used on, any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation or otherwise, before such certificate or certificates have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate or certificates or whose facsimile signature or signatures have been used thereon had not ceased to be such officer or officers of the Corporation.
Section 6.3    Lost Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed upon the issuance of such new certificate.
Section 6.4    Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transactions upon its books, unless the Corporation has a duty to inquire as to adverse claims with respect to such transfer which has not been discharged. The Corporation shall have no duty to inquire into adverse claims with respect to such transfer unless (a) the Corporation has received a written notification of an adverse claim at a time and in a manner which affords the Corporation a reasonable opportunity to act on it prior to the issuance of a new, reissued or re-registered share certificate and the notification identifies the claimant, the registered owner and the issue of which the share or shares is a part and provides an address for communications directed to the claimant; or (b) the Corporation has required and obtained, with respect to a fiduciary, a copy of a will, trust, indenture, articles of co-partnership, bylaws or other controlling instruments, for a purpose other than to obtain appropriate evidence of the appointment or incumbency of the fiduciary, and such documents indicate, upon reasonable inspection, the existence of an adverse claim.
Section 6.5    Duty of Inquiry. The Corporation may discharge any duty of inquiry by any reasonable means, including notifying an adverse claimant by registered or certified mail at the address furnished by him or, if there be no such address, at his residence or regular place of business that the security has been presented for registration of transfer by a named person, and that the transfer will be registered unless within thirty days from the date of mailing the notification, either (a) an appropriate restraining order, injunction or other process issues from a court of competent jurisdiction; or (b) an indemnity bond sufficient in the Corporation’s judgment to protect the Corporation and any transfer agent, registrar or other agent of the Corporation involved from any loss which it or they may suffer by complying with the adverse claim, is filed with the Corporation.
Section 6.6    Fixing Record Date.
(a) In order that the Corporation may determine the stockholders entitled to notice or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which date shall not precede the date upon which the board of directors adopted the resolution fixing such record date and which (i) in the case of any meeting, shall not be more than sixty nor less than ten days before the date of such meeting, (ii) in the case of a written consent without a meeting, shall not be more than ten days thereafter, and (iii) in the case of any other action, shall not be more than sixty days prior to such action.
(b) If no record date is fixed:
(1) The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
(2) The record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the board of directors is necessary shall be the day on which the first written consent is delivered to the Corporation by delivery to the Corporation’s registered office, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.
(3) The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.
(c) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.
Section 6.7    Registered Stockholders. Prior to due presentment for transfer of any share or shares, the Corporation shall treat the registered owner thereof as the person exclusively entitled to vote, to receive notifications and to all other benefits of ownership with respect to such share or shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS
Section 7.1    Dividend Declaration and Payment. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, as amended, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation, as amended, and applicable law.
Section 7.2    Reserves. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 7.3    Checks, Etc. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the board of directors may from time to time designate.
Section 7.4    Fiscal Year. The fiscal year of the Corporation shall be the twelve month accounting period from February 1 to January 31 as adjusted annually, or as may otherwise be fixed by resolution of the board of directors.
Section 7.5    Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.
Section 7.6    Books, Records and Accounts. The books, records and accounts of the Corporation except as otherwise required by the laws of the State of Delaware, may be kept within or without the State of Delaware, at such place or places as may from time to time be designated by the bylaws or by resolution of the directors.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS
Section 8.1    Indemnification.
(a)Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Bylaw is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, a “Covered Person”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent authorized by the General Corporation Law of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (a) of Section 8.3, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if (a) such Proceeding (or part thereof) was authorized by the board of directors (b) such indemnification is expressly required to be made by law, (c) such indemnification is provided by the Corporation, in its sole discretion, pursuant to the powers vested in the corporation under the General Corporation Law of Delaware or (d) such indemnification is required to be made pursuant to an individual contract.
(b)To obtain indemnification under this Bylaw, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made as follows: (1) if requested by the claimant, by Independent Counsel (as hereinafter defined), or (2) if no request is made by the claimant for a determination by Independent Counsel, (i) by the board of directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (ii) if a quorum of the board of directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the board of directors, a copy of which shall be delivered to the claimant, or (iii) if a quorum of Disinterested Directors so directs, by a majority vote of the stockholders of the Corporation. In the event the determination of entitlement to indemnification is to be made by Independent Counsel, the Independent Counsel shall be selected by the board of directors unless there shall have occurred within two years prior to the date of the commencement of the Proceeding for which indemnification is claimed a “Change of Control” as hereinafter defined, in which case the Independent Counsel shall be selected by the claimant unless the claimant shall request that such selection be made by the board of directors. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.
Section 8.2    Mandatory Advancement of Expenses. To the fullest extent authorized by the General Corporation Law of Delaware as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater rights to advancement of expenses than said law permitted the Corporation to provide prior to such amendment or modification), each Covered Person shall have (and shall be deemed to have a contractual right to have) the right, without the need for any action by the board of directors, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in connection with any Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter, the “Undertaking”) by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal (a “final disposition”) that such director or officer is not entitled to be indemnified for such expenses under this Bylaw or otherwise.

Section 8.3    Claims.
(a)(1) If a claim for indemnification under this Article VIII is not paid in full by the Corporation within thirty (30) days after a written claim pursuant to Section 8.1(b) of these Bylaws has been received by the Corporation, or (2) if a request for advancement of expenses under this Article VIII is not paid in full by the Corporation within twenty (20) days after a statement pursuant to Section 8.2 of these Bylaws and the required Undertaking, if any, have been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim for indemnification or request for advancement of expenses and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action that, under the General Corporation Law of the Delaware, the claimant has not met the standard of conduct which makes it permissible for the Corporation to indemnify the claimant for the amount claimed or that the claimant is not entitled to the requested advancement of expenses, but (except where the required Undertaking, if any, has not been tendered to the Corporation) the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, nor an actual determination by the Corporation (including its board of directors, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
(b)If a determination shall have been made pursuant to Section 8.1(b) of these Bylaws that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to paragraph (a) of this Section 8.3.
(c)The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to paragraph (a) of this Section 8.3 that the procedures and presumptions of this Bylaw are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Bylaw.
Section 8.4    Contract Rights; Amendment and Repeal; Non-Exclusivity of Rights.
(a)All of the rights conferred in this Article VIII, as to indemnification, advancement of expenses and otherwise, shall be contract rights between the Corporation and each Covered Person to whom such rights are extended that vest at the commencement of such Covered Person’s service to or at the request of the Corporation and (x) any amendment or modification of this Article VIII that in any way diminishes or adversely affects any such rights shall be prospective only and shall not in any way diminish or adversely affect any such rights with respect to any actual or alleged state of facts, occurrence, action or omission occurring prior to the time of such amendment or modification, or Proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission, and (y) all of such rights shall continue as to any such Covered Person who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of such Covered Person’s heirs, executors and administrators.
(b)All of the rights conferred in this Article VIII, as to indemnification, advancement of expenses and otherwise, (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise and (ii) cannot be terminated by the Corporation, the board of directors or the stockholders of the Corporation with respect to a person’s service prior to the date of such termination.

Section 8.5    Insurance, Other Indemnification and Advancement of Expenses.
(a)The Corporation may maintain insurance, at its expense, to protect itself and any current or former director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of Delaware. To the extent that the Corporation maintains any policy or policies providing such insurance, each such current or former director or officer, and each such agent or employee to which rights to indemnification have been granted as provided in paragraph (b) of this Section 8.5, shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage thereunder for any such current or former director, officer, employee or agent.
(b)The Corporation may, to the extent authorized from time to time by the board of directors or the Chief Executive Officer, grant rights to indemnification and rights to advancement of expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Bylaw with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 8.6    Definitions. For purposes of this Bylaw:
(a)"Change in Control" means the occurrence of any of the following events:
(1)A change in the ownership of the corporation which occurs on the date that any one person, or more than one person acting as a group, ("Person") acquires ownership of the stock of the corporation that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the corporation; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the corporation will not be considered a Change in Control; or
(2)A change in the effective control of the corporation which occurs on the date that a majority of members of the board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to effectively control the corporation, the acquisition of additional control of the corporation by the same Person will not be considered a Change in Control; or
(3)A change in the ownership of a substantial portion of the corporation's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the corporation's assets: (A) a transfer to an entity that is controlled by the corporation's stockholders immediately after the transfer, or (B) a transfer of assets by the corporation to: (1) a stockholder of the corporation (immediately before the asset transfer) in exchange for or with respect to the corporation's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection 6(a)(iii) of Article V. For purposes of this subsection (iii), gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 8.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.
(b)“Disinterested Director” means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

(c)“Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Bylaw.
Any notice, request or other communication required or permitted to be given to the Corporation under this Bylaw shall be in writing and either delivered in person or sent by telecopy, telex, telegram, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Corporate Secretary of the Corporation and shall be effective only upon receipt by the Corporate Secretary.
ARTICLE IX

AMENDMENTS
These bylaws may be amended or repealed at any regular meeting of the stockholders or of the board of directors or at any special meeting of the stockholders or of the board of directors if notice of such amendment or repeal be contained in the notice of such special meeting; however, a bylaw amendment adopted by the stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the board of directors.